SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE TO

(Amendment No. 4)

Tender Offer Statement under Section 14(d)(1) or 13(e)(1)

of the Securities Exchange Act of 1934

Hilltop Holdings Inc.

(Name of Subject Company (Issuer))

Hilltop Holdings Inc.

(Names of filing Persons (Offeror and Issuer))

Common Stock, Par Value $0.01 per share

(Title of Class of Securities)

432748101

(CUSIP Number of Class of Securities)

(Underlying Common Stock)

Corey G. Prestidge, Esq.

Executive Vice President, General Counsel and Secretary

Hilltop Holdings Inc.

6565 Hillcrest Avenue

Dallas, Texas 75205

(214) 855-2177

(Name, address and telephone number of person authorized to receive notices and communications on behalf of filing person)

Copies to:

David E. Shapiro, Esq.

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

(212) 403-2000

CALCULATION OF FILING FEE

TRANSACTION VALUATION	AMOUNT OF FILING FEE
$350,000,000*	$45,430**

*	Estimated for purposes of calculating the Filing Fee only. This amount is based on the offer to purchase for not more than $350,000,000 in aggregate of up to 19,178,082 shares of Common Stock, par value $0.01 per share, at the minimum tender offer price of $18.25 per share.

**	The Filing Fee is calculated in accordance with Rule 0-11(b) of the Securities Exchange Act of 1934, as amended, and equals $129.80 for each $1,000,000 of the value of the transaction. Fee paid with initial filing. No additional fee due.

☒	Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:	$45,430
Form or Registration No.:	Schedule TO
Filing Party:	Hilltop Holdings Inc.
Date Filed:	September 23, 2020

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☐	Third-party tender offer subject to Rule 14d-1.

☒	Issuer tender offer subject to Rule 13e-4.

☐	Going-private transaction subject to Rule 13e-3.

☐	Amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer:   ☒

If applicable, check the appropriate box(es) below to designate the appropriate rule provision(s) relied upon:

☐	Rule 13e-4(i) (Cross-Border Issuer Tender Offer)

☐	Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)

SCHEDULE TO

This Amendment No. 4 amends and supplements the Tender Offer Statement on Schedule TO originally filed with the United States Securities and Exchange Commission by Hilltop Holdings Inc., a Maryland corporation (the “Company”), on September 23, 2020 (together with all subsequent amendments and supplements thereto, the “Schedule TO”), in connection with the Company’s offer to purchase for cash up to $350,000,000 of its common stock, $0.01 par value per share, at a price per share of not less than $21.00 and not more than $24.00 in cash, without interest and subject to any applicable withholding taxes.

Only those items amended or supplemented are reported in this Amendment No. 4.  Except as specifically provided herein, the information contained in the Schedule TO remains unchanged and this Amendment No. 4 does not modify any of the information previously reported on the Schedule TO.  You should read this Amendment No. 4 together with the Schedule TO, the Offer to Purchase, dated September 23, 2020, as supplemented and amended by the Supplement to the Offer to Purchase, dated November 2, 2020, and the related Amended Letter of Transmittal, as each may be amended or supplemented from time to time.

Item 11.	Additional Information.

Item 11 is hereby amended and supplemented as follows:

•	On November 18, 2020, Hilltop Holdings Inc. issued a press release announcing the final results of the tender offer, which expired at 12:00 midnight, New York City time, at the end of the day on November 13, 2020. A copy of such press release is filed as Exhibit (a)(5)(iv) to this Schedule TO and is incorporated herein by reference.

Item 12.	Exhibits

Item 12 of the Schedule TO is hereby amended and supplemented by adding the following exhibits:

(a)(5)(iv)	Press release announcing final results of the tender offer, dated November 18, 2020.

Exhibit Index

EXHIBIT
NUMBER	DESCRIPTION
(a)(1)(i)*	Offer to Purchase, dated September 23, 2020.

(a)(1)(ii)*	Form of Letter of Transmittal.

(a)(1)(iii)*	Notice of Guaranteed Delivery.

(a)(1)(iv)*	Letter to brokers, dealers, commercial banks, trust companies and other nominees, dated September 23, 2020.

(a)(1)(v)*	Letter to clients for use by brokers, dealers, commercial banks, trust companies and other nominees, dated September 23, 2020.

(a)(1)(vi)*	Summary Advertisement, dated September 23, 2020.

(a)(1)(vii)*	Supplement to the Offer to Purchase, dated November 2, 2020.

(a)(1)(viii)*	Amended Form of Letter of Transmittal.

(a)(1)(ix)*	Amended Notice of Guaranteed Delivery.

(a)(1)(x)*	Supplemental form of letter to brokers, dealers, commercial banks, trust companies and other nominees.

(a)(1)(xi)*	Supplemental form of letter to clients for use by brokers, dealers, commercial banks, trust companies and other nominees.

(a)(2)	None.

(a)(3)	Not applicable.

(a)(4)	Not applicable.

(a)(5)(i)*	Press release announcing the Tender Offer, dated September 23, 2020.

(a)(5)(ii)*	Press release announcing the amendment and extension of the Tender Offer, dated October 30, 2020.

(a)(5)(iii)*	Press release announcing preliminary results of the Tender Offer, dated November 16, 2020.

(a)(5)(iv)**	Press release announcing final results of the Tender Offer, dated November 18, 2020.

(b)	Not applicable.

(d)(i)	Hilltop Holdings Inc. 2020 Equity Incentive Plan, effective April 30, 2020 (filed as Exhibit 99.1 to the Registrant’s Registration Statement on Form S-8 filed on July 24, 2020 (File No. 333-240090) and incorporated herein by reference).

(d)(ii)	Hilltop Holdings Inc. Employee Stock Purchase Plan, effective April 30, 2020 (filed as Exhibit 99.2 to the Registrant’s Registration Statement on Form S-8 filed on July 24, 2020 (File No. 333-240090) and incorporated herein by reference).

(d)(iii)	Form of Restricted Stock Unit Award Agreement (Performance-Based) for awards beginning in 2020 (filed as Exhibit 99.3 to the Registrant’s Registration Statement on Form S-8 filed on July 24, 2020 (File No. 333-240090) and incorporated herein by reference).

EXHIBIT
NUMBER	DESCRIPTION
(d)(iv)	Form of Restricted Stock Unit Award Agreement (Time-Based Vesting for Section 16 Officers) for awards beginning in 2020 (filed as Exhibit 99.4 to the Registrant’s Registration Statement on Form S-8 filed on July 24, 2020 (File No. 333-240090) and incorporated herein by reference).

(d)(v)	Form of Restricted Stock Unit Award Agreement (Time-Based Vesting for Non-Section 16 Officers) for awards beginning in 2020 (filed as Exhibit 99.5 to the Registrant’s Registration Statement on Form S-8 filed on July 24, 2020 (File No. 333-240090) and incorporated herein by reference).

(d)(vi)	Hilltop Holdings Inc. 2012 Equity Incentive Plan, effective September 20, 2012 (filed as Exhibit 10.18 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012 filed on March 15, 2013 (File No. 001-31987) and incorporated herein by reference).

(d)(vii)	Form of Restricted Stock Unit Award Agreement (Performance-Based Vesting) for awards beginning in 2016 (filed as Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q filed on April 28, 2016 (File No. 001-31987) and incorporated herein by reference).

(d)(viii)	Form of Restricted Stock Unit Award Agreement (Time-Based Vesting for Section 16 Officers) for awards beginning in 2016 (filed as Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q filed on April 28, 2016 (File No. 001-31987) and incorporated herein by reference).

(d)(ix)	Form of Restricted Stock Unit Award Agreement (Time-Based Vesting for Non-Section 16 Officers) for awards beginning in 2016 (filed as Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-Q filed on April 28, 2016 (File No. 001-31987) and incorporated herein by reference).

(d)(x)	Form of Restricted Stock Unit Award Agreement (Performance-Based Vesting) for awards beginning in 2018 (filed as Exhibit 10.1.8 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2017 filed on February 15, 2018 (File No. 001-31987) and incorporated herein by reference).

(d)(xi)	Form of Restricted Stock Unit Award Agreement (Time-Based Vesting for Section 16 Officers) for awards beginning in 2018 (filed as Exhibit 10.1.9 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2017 filed on February 15, 2018 (File No. 001-31987) and incorporated herein by reference).

(d)(xii)	Form of Restricted Stock Unit Award Agreement (Time-Based Vesting for Non-Section 16 Officers) for awards beginning in 2018 (filed as Exhibit 10.1.10 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2017 filed on February 15, 2018 (File No. 001-31987) and incorporated herein by reference).

(d)(xiii)	Form of Restricted Stock Unit Award Agreement (Performance-Based Vesting) for awards beginning in 2019 (filed as Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-Q filed on April 25, 2019 (File No. 001-31987) and incorporated herein by reference).

(d)(vx)	Form of Restricted Stock Unit Award Agreement (Time-Based Vesting for Section 16 Officers) for awards beginning in 2019 (filed as Exhibit 10.4 to the Registrant’s Quarterly Report on Form 10-Q filed on April 25, 2019 (File No. 001-31987) and incorporated herein by reference).

(d)(xv)	Form of Restricted Stock Unit Award Agreement (Time-Based Vesting for Non-Section 16 Officers) for awards beginning in 2019 (filed as Exhibit 10.5 to the Registrant’s Quarterly Report on Form 10-Q filed on April 25, 2019 (File No. 001-31987) and incorporated herein by reference).

(d)(xvi)	Form of Restricted Stock Unit Award Agreement (Performance-Based Vesting) for awards beginning in 2020 (filed as Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q filed on May 5, 2020 (File No. 001-31987) and incorporated herein by reference).

EXHIBIT
NUMBER	DESCRIPTION
(d)(xvii)	Form of Restricted Stock Unit Award Agreement (Time-Based Vesting for Section 16 Officers) for awards beginning in 2020 (filed as Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q filed on May 5, 2020 (File No. 001-31987) and incorporated herein by reference).

(d)(xviii)	Form of Restricted Stock Unit Award Agreement (Time-Based Vesting for Non-Section 16 Officers) for awards beginning in 2020 (filed as Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-Q filed on May 5, 2020 (File No. 001-31987) and incorporated herein by reference).

(d)(xix)	Hilltop Holdings Inc. Annual Incentive Plan, effective September 20, 2012 (filed as Exhibit 10.19 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012 filed on March 15, 2013 (File No. 001-31987) and incorporated herein by reference).

(d)(xx)	Retention Agreement, dated May 8, 2012, but effective as of November 30, 2012, by and among Alan B. White, Hilltop Holdings Inc. and PlainsCapital Corporation (f/k/a Meadow Corporation) (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on May 11, 2012 (File No. 001-31987) and incorporated herein by reference).

(d)(xxi)	First Amendment to Retention Agreement and Assignment and Assumption Agreement by and among Hilltop Holdings Inc., PlainsCapital Corporation and Alan B. White, dated as of September 12, 2016 (filed as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on September 13, 2016 (File No. 001-31987) and incorporated herein by reference).

(d)(xxii)	Separation and Release Agreement, dated as of February 21, 2019, by and between Hilltop Holdings Inc. and any of its parents, predecessors, successors, subsidiaries, affiliates or related companies, organizations, managers, officers, directors, executives, agents, plan fiduciaries, shareholders, attorneys and/or representatives, and Alan B. White (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on February 22, 2019 (File No. 001-31987) and incorporated herein by reference).

(d)(xxiii)	Employment Agreement, dated as of December 4, 2014, by and between Todd Salmans and Hilltop Holdings Inc. (filed as Exhibit 10.8 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2014 (File No. 001-31987) and incorporated herein by reference).

(d)(xxiv)	First Amendment to Employment Agreement, dated as of November 8, 2017, by and between Todd Salmans and Hilltop Holdings Inc. (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on November 13, 2017 (File No. 001-31987) and incorporated herein by reference).

(d)(xxv)	Retention Agreement by and between Hilltop Holdings Inc. and Todd Salmans, dated as of October 25, 2019, but effective January 1, 2020 (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed October 30, 2019 (File No. 001-31987) and incorporated herein by reference).

(d)(xxvi)	Compensation arrangement of Jeremy B. Ford (filed as Exhibit 10.5 to the Registrant’s Report on Form 10-K for the year ended December 31, 2019 filed on February 27, 2020 (File No. 001-31987) and incorporated herein by reference).

(d)(xxvii)	Employment Agreement, dated as of September 1, 2016, by and between William Furr and Hilltop Holdings Inc. (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K/A (Amendment No. 1) filed on September 7, 2016 (File No. 001-31987) and incorporated herein by reference).

(d)(xxviii)	First Amendment to Employment Agreement by and between Hilltop Holdings Inc. and William B. Furr, dated as of August 30, 2019 (filed as Exhibit 10.7.2 to the Registrant’s Current Report on Form 8-K filed September 6, 2019 (File No. 001-31987) and incorporated herein by reference).

(d)(xxix)	Employment Agreement, dated as of November, 20, 2018, by and between Hilltop Holdings Inc. and Martin B. Winges (filed as Exhibit 10.1 to Registrant’s Current Report on Form 8-K filed on December 12, 2018 (File No. 001-31987) and incorporated herein by reference).

EXHIBIT
NUMBER	DESCRIPTION
(d)(xxx)	Retention Agreement, dated as of February 19, 2019, by and between Hill A. Feinberg and Hilltop Holdings Inc. (filed as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on February 22, 2019 (File No. 001-31987) and incorporated herein by reference).

(d)(xxxi)	Employment Agreement by and between Hilltop Holdings Inc. and Steve Thompson, dated as of October 25, 2019, but effective January 1, 2020 (filed as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed October 30, 2019 (File No. 001-31987) and incorporated herein by reference).

(d)(xxxii)	Limited Liability Company Agreement of HTH Diamond Hillcrest Land LLC, dated as of July 31, 2018 (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on August 6, 2018 (File No. 001-31987) and incorporated herein by reference).

(d)(xxxiii)	Ground Lease Agreement by and among HTH Diamond Hillcrest Land LLC, as Ground Lessor, and SPC Park Plaza Partners LLC, HTH Hillcrest Project LLC and Diamond Hillcrest LLC, as Ground Lessees, dated as of July 31, 2018 (filed as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on August 6, 2018 (File No. 001-31987) and incorporated herein by reference).

(d)(xxxiv)	Hilltop Plaza Co-Owners Agreement, by and among Diamond Hillcrest, LLC, HTH Hillcrest Project LLC and SPC Park Plaza Partners LLC, dated as of July 31, 2018 (filed as Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on August 6, 2018 (File No. 001-31987) and incorporated herein by reference).

(d)(xxxv)	Office Lease between SPC Park Plaza Partners, LLC, Diamond Hillcrest, LLC, and HTH Hillcrest Project LLC, as Co-Owners, and Hilltop Holdings Inc., as Tenant, dated July 31, 2018 (filed as Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed on August 6, 2018 (File No. 001-31987) and incorporated herein by reference).

(d)(xxxvi)	Retail Lease between SPC Park Plaza Partners, LLC, Diamond Hillcrest, LLC, and HTH Hillcrest Project LLC, as Co-Owners, and PlainsCapital Bank, as Tenant, dated July 31, 2018 (filed as Exhibit 10.5 to the Registrant’s Current Report on Form 8-K filed on August 6, 2018 (File No. 001-31987) and incorporated herein by reference).

(g)	Not applicable.

(h)	Not applicable.

* Filed previously

**Filed herewith

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: November 18, 2020

HILLTOP HOLDINGS INC.

By:	/s/ COREY PRESTIDGE
	Name:	Corey G. Prestidge
	Title:	Executive Vice President, General Counsel & Secretary